EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between China Electric Motor, Inc. (“Company”), a Delaware corporation, and Dehe Wang (“Employee”), effective on the date indicated below. (Company and Employee are sometimes referred to herein as “Party” or collectively as the “Parties.”)

RECITALS

WHEREAS, the Company wishes to employ Employee and the Employee has agreed to supply his service in the capacity of Chief Technology Officer with duties encompassing the operations of the Company and the Company’s subsidiaries, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and the continued employment of Employee by the Company under this Agreement, the Parties agree as follows:

ARTICLE 1

EMPLOYMENT

Company hereby employs Employee and Employee hereby accepts employment from Company, effective as of January 21, 2011 (the “Effective Date”).  Employee agrees to perform the services and to comply faithfully with his obligations of employment, under the terms and conditions specified in this Agreement, and pursuant to the policies and procedures of the Company that may be issued from time to time.

ARTICLE 2

TERM

Section 2.1     Initial Term and Renewal.  The initial term of this Agreement shall be for a period of  thirty-six (36) months commencing on the Effective Date (the “Initial Term”), unless terminated earlier pursuant to the provisions of Article 5 of this Agreement. This Agreement shall automatically renew for an additional one (1) year period of employment on the expiration date of the Initial Term (each, a “Subsequent Term”), and on each successive anniversary date thereafter (each such date, an “Expiration Date”), unless either party gives written notice to the other party at least ninety (90) days prior to any Expiration Date that the Agreement is not being renewed and shall terminate on that Expiration Date, unless terminated earlier pursuant to the provisions of Article 5 of this Agreement.  The Initial Term and each successive one year period thereafter during which Employee shall perform services pursuant to this Agreement shall be referred to herein as the “Term.”

ARTICLE 3

COMPENSATION AND BENEFITS

Section 3.1     Base Salary.  For all of the services to be rendered by Employee hereunder, Company shall pay to Employee an monthly base salary of RMB 25,000 (“Salary”), beginning on the Effective Date of this Agreement.  Any base Salary payable hereunder shall be paid in accordance with the Company’s regular payroll practices, as in effect from time to time, and shall be subject to standard payroll deductions and withholdings as required by applicable law.

Section 3.2     Adjustment to Salary.  Employee’s Salary may be changed from time to time by mutual agreement of the Employee and the Company.  Any such agreement shall be evidenced by a written amendment of this Agreement and signed by both Parties.

Section 3.3     Stock Grant.  Within five (5) business days after the approval of an equity incentive plan (the “Plan”) by the Company’s stockholders, the Company agrees to grant to Employee Fifty Thousand (50,000) shares of Common Stock of the Company (the “Shares”) pursuant to the Plan.  That shares will vest as follows: Twenty-Five Thousand (25,000) Shares will vest immediately upon the date of grant; and an additional Twenty-Five Thousand (25,000) shares of Common Stock pursuant to the Plan on the third anniversary of the effective date of the Agreement. Additional terms and conditions of the Shares shall be determined by the Company’s Board of Directors in accordance with the Plan at the time of the grant and set forth in a stock grant agreement to be executed by the Company and the Employee.

Section 3.4     Medical and Dental Benefits.  Company shall reimburse Employee for standard corporate-style healthcare insurance coverage.

Section 3.5     Company Paid Holidays.  Employee will be eligible for all Company paid holidays that are provided to employees of the Company.

Section 3.6     Paid Leave.  Employee shall be entitled to accrue seven (7) days of paid leave (vacation, sick, and personal) each year, with a total maximum accrual of thirty (30) days.  Employee may only take a maximum of seven (7) consecutive work days for paid vacation.  In exercising paid leave, Employee shall take into consideration his duties and shall take leave at times mutually agreeable to Employee and the Company.

Section 3.7     Reimbursement of Expenses.  Employee shall be reimbursed for reasonable travel, hotel, entertainment, and other business related expenses. All reimbursement of expenses are subject to the Company’s policies in effect at the time on pre-approval of certain business expenses and reimbursement procedures. Employee shall produce satisfactory supporting vouchers, receipts, and other documentation in connection with such expenses before such reimbursement is made in accordance with applicable Company policy.

ARTICLE 4

DUTIES AND RESPONSIBILITIES

Section 4.1     Duties of Employee.  Employee agrees to serve as Chief Technology Officer, and will report to the Chief Executive Officer and the Company’s Board of Directors.  Employee shall perform the duties and functions and have the responsibilities commensurate with such position as may be assigned from time to time.  Employee’s duties as Chief Technology Officer  shall encompass the operations of the Company and the Company’s subsidiaries.  Employee shall use his best skills and ability, consistent with sound business practices, to faithfully and diligently perform his duties and responsibilities hereunder.  Employee shall devote his full working time and attention to the business of the Company and its related entities.

During his employment with Company, Employee shall not (i) engage in any other employment or business opportunity outside of his employment with the Company that may interfere with his ability to perform his duties under this Agreement, without the express written authorization of the Company; or (ii) engage, directly or indirectly, in any other employment, business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might create a conflict of interest with, the business of Company or Company’s related entities or affiliates.

Section 4.2     Compliance with Law.  Employee agrees to comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company.  Employee shall conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position.  Employee agrees to fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.

Section 4.3     Policies and Procedures.  Employee agrees to abide by all Company policies and procedures.  Company may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees and Employee agrees to comply with all such policies applicable to Employee.

Section 4.4     Confidential Information and Trade Secrets.  Employee acknowledges that, as a condition of his employment hereunder, Employee agrees to execute and abide by the Company’s confidentiality, non-disclosure, invention assignment, and similar agreements that are presented to Employee to protect the Company’s trade secret, proprietary and business interests.  Employee hereby acknowledges and agrees that such agreements shall survive termination of employment and this Agreement and shall remain in force following such termination regardless of the reason for the termination.

ARTICLE 5

TERMINATION

Employee’s employment relationship with the Company will terminate upon the occurrence of one of the following defined events, which shall effect a termination of this Agreement on the effective date of any such termination of employment (the “Termination Date”):

Section 5.1     The Employee’s Right to Terminate.  The Employee may terminate his obligations under this Agreement during the Term:

(i)           Termination by Employee for Convenience:  at any time upon providing thirty (30) day notice in writing to the Company; or

(ii)          Good Reason:  for “Good Reason.” “Good Reason” means any of the following, without the Employee’s written consent: (a) upon a material breach or default of any term of this Agreement by the Company, or (b) any material reduction in the Employee’s duties, position, authority or responsibilities with the Company relative to the duties, position, authority or responsibilities in effect immediately prior to such reduction; provided that Company has not cured or remedied such Good Reason within fifteen (15) days after written notice of the Good Reason from the Employee.

Section 5.2     The Company’s Right to Terminate for “Cause”.  The Company may immediately terminate the Employee’s employment for “Cause” under this Agreement at any time during the Term upon the occurrence of any of the following events:

(i)           Employee commits an act or acts of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information in connection with his employment duties or responsibilities; or

(ii)         Employee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude (other than minor traffic violations); or

(iii)         Employee materially breaches his obligations under this Agreement, including failure to perform his job duties satisfactorily or failure to follow Company policies or any directive of the Company, if such failure or refusal is not cured by Employee within ten (10) days after receiving written notice of such from the Company; or

(iv)         Employee’s willful or gross misconduct in connection with his employment duties.

Section 5.3     Company’s Right to Terminate Without Cause. The Company may terminate the Employee’s employment under this Agreement at any time during the Term at the discretion of the Company, without Cause, after the Employee has received thirty (30) days prior written notice from the Company.

Section 5.4     Death or Disability.  The Employee’s employment under this Agreement shall also terminate upon the occurrence of the following:

(i)           the Employee’s employment under this Agreement shall automatically terminate upon the occurrence of the death of the Employee during the Term of this Agreement; or

(ii)           notice of termination from the Company after the Employee has become permanently disabled, or disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any one year period during the Term of this Agreement, such that Employee is no longer able to perform the essential functions of his job even with reasonable accommodation pursuant to applicable law.

Section 5.5     Compensation Due to the Employee on Termination. In the event of the termination of the Employee’s employment under this Agreement pursuant to any provision as set forth above, the Company shall pay to the Employee on the date of termination only the amount of Salary pursuant to Section 3.1 of this Agreement that is earned but unpaid as of the date of termination, as well as any accrued but unused Paid Leave, and any unreimbursed business expenses incurred as of the termination date pursuant to Section 3.7 of this Agreement, but Employee shall not be entitled to receive any other payments, compensation or benefits from the Company under this Agreement, except as expressly set forth below:

(i)           In the event of the termination of the Employee’s employment under this Agreement pursuant Section 5.1(ii) (Good Reason) above, the Company shall pay to the Employee a severance payment in an amount equal to three (3) months of the Employee’s annual Salary at the time of termination pursuant to Section 3.1 of this Agreement, less applicable statutory deductions and withholdings, to be paid, at the Company’s discretion, in a lump sum  or such regular intervals over the 3 month period as shall be determined by the Company, provided that Employee signs a standard release of all claims as presented by the Company.

(ii)           In the event of the termination of the Employee’s employment under this Agreement pursuant Section 5.3 (Company’s Right to Terminate Without Cause) above, the Company shall pay to the Employee a severance payment in an amount equal to the Employee’s annual Salary at the time of termination pursuant to Section 3.1 of this Agreement for remainder of the Initial Term or any Subsequent Term, as applicable, less applicable statutory deductions and withholdings, to be paid, at the Company’s discretion, in a lump sum or such regular intervals over the period as shall be determined by the Company, provided that Employee signs a standard release of all claims as presented by the Company.

Section 5.6     Payment in Lieu of Notice.  Company reserves the right (but is not obligated) to make a payment in lieu of any notice of termination of employment which Company or Employee is required to give.

Section 5.7     Return of Company Property.  Upon the termination of employment for any reason, Employee shall promptly return to Company any and all equipment or property owned by Company including, but not limited to, any and all client materials, copies of documents and photographs, models, prototypes, tools, and supplies, as well as inventory, records, documents, manuals, reports, customer lists, operations manuals, and any other written information, records, or books relating in any manner whatsoever to the business of Company, whether prepared by Company or otherwise coming into Employee’s possession.

ARTICLE 6

MISCELLANEOUS

Section 6.1     Notices.  Any notice given under this Agreement shall be sufficient if given in writing and personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the Company at its principal place of business or to Employee at his last known residence address.

Section 6.2     Governing Law.  This Agreement shall be interpreted, construed, and governed under and according to the laws of the State of                              .

Section 6.3     Change, Modification, Waiver.  No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the Parties hereto.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced.  The failure of a Party of insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

Section 6.4     Entire Agreement.  This Agreement constitutes the entire, final and complete and exclusive agreement between the Parties regarding the subject matter hereof and supersedes all previous agreements or representations, whether written, oral or implied, with respect to employment by the Company provided, however, the Employee shall remain bound by any confidentiality, nondisclosure, and invention assignment agreement(s) previously executed in favor of the Company, to the extent such ancillary agreements exist.  There are no terms, promises, representations, agreements, or understandings between the Parties relating to the subject matter of this Agreement, which are not fully expressed herein.

Section 6.5     Assignability.  This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee.  The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

Section 6.6     Legal Construction.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.

Section 6.7     Paragraph Headings.  The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

Section 6.8     Legal Fees and Costs.  Except as otherwise provided herein, in the event that any Party hereto shall institute any litigation or other proceeding in order to construe or enforce this Agreement, the prevailing Party therein shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection therewith.

Section 6.9     Interpretation.  This Agreement has been negotiated at arm’s length and between and among parties sophisticated and knowledgeable in the matters dealt with in this Agreement.  Accordingly, none of the Parties shall be presumptively entitled to have any provisions of the Agreement construed against any of the other Parties in accordance with any rule of law, legal decision, or doctrine, such as the doctrine of contra proferentem, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it.

[SIGNATURES ON FOLLOWING PAGE]

WHEREFORE, the parties hereto have executed this Agreement on the dates indicated below, to be effective as of the Effective Date, regardless of the dates actually signed.

Dated: January 21, 2011	CHINA ELECTRIC MOTOR, INC.

	By:	/s/ Yue Wang
Name: Yue Wang
Title: Chief Executive Officer

Dated: January 21, 2011	EMPLOYEE NAME:

/s/ Dehe Wang